Exhibit A

Mr. Terkowitz also indirectly owns director stock options to purchase shares of Class A Common Stock as follows:

Option to purchase 17,000 shares with (i) exercise price of $20.69 per share,
(ii) vesting in five equal annual installments beginning on 02/08/2004 and
(iii) expiration on 02/08/2013

Option to purchase 3,000 shares with (i) exercise price of $32.50 per share,
(ii) vesting in full on 07/17/2001 and (iii) expiration on 07/17/2011

Option to purchase 2,000 shares with (i) exercise price of $90.63 per share,
(ii) vesting in full on 02/23/2001 and (iii) expiration on 02/23/2011

Option to purchase 1,000 shares with (i) exercise price of $385.63 per share,
(ii) vesting in full on 06/19/2005 and (iii) expiration on 06/19/2010

Option to purchase 1,000 shares with (i) exercise price of $113.75 per share,
(ii) vesting in full on 05/21/2004 and (iii) expiration on 05/21/2009

Option to purchase 1,000 shares with (i) exercise price of $60.00 per share,
(ii) vesting in full on 06/04/2003 and (iii) expiration on 06/04/2008.

The securities described above on this Exhibit A are owned directly by Ciabatta LLC (the 'LLC'). The securities are owned indirectly by Mr. Terkowitz as a result of the ownership interest held by him and his wife in the LLC.